UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): April 21, 2019

IZEA Worldwide, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37703	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 N. Orlando Avenue, Suite 200 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 21, 2019, IZEA Worldwide, Inc. (the "Company") entered into a new employment agreement with Edward H. Murphy, the Company's President and Chief Executive Officer (the "Employment Agreement"), with an initial term commencing April 21, 2019 and ending on April 20, 2022. This agreement supersedes, amends and restates the former employment agreement between the Company and Mr. Murphy dated December 26, 2014.

Pursuant to the Employment Agreement, Mr. Murphy will receive an annual base salary of $249,900 with a guaranteed base salary increase of no less than 2% in April of each year and an automatic increase of 20% in the event that the Company reaches a market cap of $50 million for a specified amount of time. The Employment Agreement provides for annual stock options with a fair value of $200,000 vesting over four years in equal monthly installments. However, the number of underlying shares of common stock in each annual stock option award shall not exceed 200,000 shares. In the event the fair market value of the stock option grant is less than $200,000 as limited by the 200,000 share maximum, Mr. Murphy will be entitled to receive the difference in fair market value through a combination of cash and restricted stock units with the same vesting schedule as the stock options, at the sole discretion of the Board of Directors. Additionally, he is eligible for an annual bonus of no less than $85,000 in cash and up to $150,000 in stock options (subject to a 200,000-share maximum, with any resulting difference in value to be paid in a combination of cash and restricted stock units, at the sole discretion of the Board of Directors), in each case paid quarterly pursuant to the terms of the Employment Agreement. Such annual bonus will be based on the achievement of specified annual performance goals. Each such grant of stock options shall vest over three years in equal monthly installments.

Following the initial term, the Employment Agreement will automatically renew for successive one-year terms unless the Company or Mr. Murphy provides written notice of non-renewal at least 60 days prior to the end of the current term or the Employment Agreement is otherwise terminated pursuant to its terms. If the Company provides notice later than 60 days prior to the end of the current term, the term shall end 60 days following the date of such notice. The Employment Agreement is subject to early termination (i) by the Company or Mr. Murphy for any reason upon written notice, (ii) by the Company for cause (as such term is defined in the Employment Agreement), (iii) by Mr. Murphy for good reason (as such term is defined in the Employment Agreement), and (iv) in the case of death or disability. If terminated for any reason other than death, disability or cause, Mr. Murphy will be entitled to severance of six months of his then current salary and twelve months of COBRA payments. In the case of termination due to disability, Mr. Murphy will be entitled to severance of his then current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the Employment Agreement) and Mr. Murphy's employment terminates within six months following the change of control for reasons other than for cause, then Mr. Murphy will be entitled to severance of twelve months of his then current salary and twelve months of COBRA payments. The Employment Agreement also provides for Mr. Murphy’s eligibility to receive benefits substantially similar to those of the Company’s other executives.

The Employment Agreement also contains covenants restricting Mr. Murphy from engaging in any activities competitive with the Company’s business during the term of the Employment Agreement and for a period of one year thereafter, and prohibiting him from disclosure of confidential information regarding the Company at any time during the term of the Employment Agreement.

The foregoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 21, 2019, between IZEA Worldwide, Inc. and Edward H. (Ted) Murphy

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA Worldwide, Inc.

Date: April 24, 2019	By:/s/ Troy J. Vanke Troy J. Vanke Chief Financial Officer